EXHIBIT 15.1










August 10, 2001




Board of Trustees and Shareholders
     of ProLogis Trust:


We are aware that ProLogis Trust has incorporated by reference in its Registration Statement Nos. 33-91366, 33-92490, 333-4961, 333-31421, 333-38515,
333-52867, 333-26597, 333-74917, 333-75893, 333-79813, 333-69001, 333-86081,
333-95737, 333-36578, 333-43546, 333-43544, 333-46700, 333-46698, 333-60374 and
333-63992 its Form 10-Q for the quarter ended June 30, 2001, which includes our report dated August 10, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,




ARTHUR ANDERSEN LLP





















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